EXHIBIT 21.1

             SUBSIDIARIES OF SOUTHWEST BANCORPORATION OF TEXAS, INC.


                                                           JURISDICTION OF
                           NAME                             ORGANIZATION
       ----------------------------------------------    -------------------

1.     Southwest Bank of Texas National Association         United States
2.     Southwest/Catalyst Capital, Ltd.                         Texas